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                                                                    EXHIBIT 99.2


NEWS RELEASE
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158


                     NATIONAL STEEL ANNOUNCES BOND OFFERING

MISHAWAKA, IN, FEBRUARY 16, 1999 - National Steel Corporation (NYSE: NS) announced today that it intends to sell $175 million aggregate principal amount of ten year senior notes. The Bonds will be senior secured obligations of National Steel Corporation. The Company will use the proceeds from the offering to fund a new coating line that is currently under construction at its Great Lakes Division.

The new notes are not being registered under the Securities Act of 1933 pursuant to an exemption from the registration requirements of the Act and may not be offered or sold in the United States absent registration or an available exemption from registration requirements.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments in excess of six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.